UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2024

RAPT Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38997	47-3313701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Eccles Avenue
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 489-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RAPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Repricing of Designated Underwater Options

On November 12, 2024, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of RAPT Therapeutics, Inc. (the “Company”) approved an option repricing, which was effective at the close of market on November 13, 2024 (the “Effective Date”). The repricing generally applies to options to purchase shares of the Company’s common stock that: (i) were granted under the Company’s 2019 Equity Incentive Plan (the “Plan”); (ii) as of the Effective Date, are held by the Company’s then-current employees and consultants (subject to the caveat below) (each, an “Eligible Participant”); and (iii) have an exercise price per share greater than $8.00 (the “Eligible Options”). The Eligible Options include underwater options held by each of Brian Wong, M.D., Ph.D., the Company’s President and Chief Executive Officer (options to purchase 1,118,333 shares with original exercise prices ranging from $12.00 to $44.66), William Ho, M.D., Ph.D., the Company’s Chief Medical Officer (options to purchase 268,807 shares with original exercise prices ranging from $12.00 to $44.66) and Rodney Young, the Company’s Chief Financial Officer (options to purchase 423,000 shares with original exercise prices ranging from $19.53 to $29.05). Options held by non-employee members of the Board are not eligible for the repricing.

As of the Effective Date, the Eligible Options were immediately repriced such that the exercise price per share for such options was reduced to $1.57, subject to certain retention requirements outlined below. If an Eligible Participant exercises an Eligible Option in advance of the end of the relevant Retention Period (as defined below), such Eligible Participant will be required to pay a premium exercise price equal to the original exercise price per share of such Eligible Option. There will be no changes to the number of shares underlying the Eligible Options or to the vesting schedules or expiration dates of the Eligible Options.

In order to exercise the Eligible Options at the reduced exercise price, Eligible Participants are required to remain in service with the Company through the end of the relevant Retention Period (as hereinafter defined). The “Retention Period” begins on the Effective Date and ends on the earliest of the following: (i) the date 12 months following the Effective Date; (ii) a Change in Control (as defined in the Plan) if the Eligible Option is not assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company); and (iii) the Eligible Participant’s Qualifying Termination (as hereinafter defined). A “Qualifying Termination” for purposes of the repricing means the applicable Eligible Participant’s termination of Continuous Service (as defined in the Plan) (i) due to such individual’s death or Disability (as defined in the Plan), (ii) by the Company (or successor entity in a Change in Control) other than for Cause (as defined in the Plan) or (iii) in the case of an Eligible Participant who is also an employee, due such individual’s resignation on or following a Change in Control under certain circumstances constituting “Good Reason.” “Good Reason” is defined as set forth in such individual’s offer letter or other written agreement with the Company, or in the absence of such definition, generally means such individual’s resignation upon a reduction of base salary by 10% or more or a relocation of such individual’s principal place of employment, after complying with a specified notice and cure period.

The Committee approved the repricing after multiple meetings, careful consideration of various alternatives and a review of other applicable factors with the advice of the Company’s independent compensation consultant. The Committee designed the repricing, with the premium exercise price applicable during the Retention Period, to provide added incentive to retain and motivate the Eligible Participants to continue to work in the best interests of the Company and its stockholders without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation. As of the date of approval of the repricing, nearly all of the stock options held by Company employees and consultants were “underwater,” with exercise prices well above the current market price of the Company’s common stock. The total number of shares underlying all Eligible Options is 3,907,460 shares. The $8.00 “threshold” for underwater options to be Eligible Options represents approximately a 5x multiple on the current market price of the Company’s common stock of approximately $1.57 per share. The Eligible Options have current exercise prices ranging from $8.18 to $44.66 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPT Therapeutics, Inc.

Date:	November 15, 2024	By:	/s/ Rodney Young
Rodney Young Chief Financial Officer